Exhibit 10.41

NOTE: This Restricted Stock Unit Award Agreement is applicable to restricted stock unit awards made to certain employees (“Participants”) of U.S. Bancorp (the “Company”) on and after April 21, 2015. These restricted stock unit awards will have the terms and conditions set forth in each Participant’s award summary (the “Award Summary”), which can be accessed on the Morgan Stanley Website at www.stockplanconnect.com (or the website of any other stock plan administrator selected by the Company in the future). The Award Summary may be viewed at any time on this Website, and the Award Summary may also be printed out. In addition to the individual terms and conditions set forth in the Award Summary, each restricted stock unit award will have the terms and conditions set forth in the form of Restricted Stock Unit Award Agreement below. As a condition of each restricted stock unit award, Participant accepts the terms and conditions of the Award Summary and the Restricted Stock Unit Award Agreement.

U.S. BANCORP

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT, together with the Award Summary which is incorporated herein by reference (collectively, the “Agreement”) sets forth the terms and conditions of a restricted stock unit award (“RSU Award”) representing the right to receive shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The grant of the RSU Award is pursuant to the Company’s 2015 Stock Incentive Plan, which was approved by shareholders on April 21, 2015 (the “Plan”) and is subject to its terms. Capitalized terms that are not defined in the Agreement shall have the meaning ascribed to such terms in the Plan.

The Company and Participant agree as follows:

1.	Award

Subject to the terms and conditions of the Plan and the Agreement, the Company grants to Participant an RSU Award entitling the Participant to the number of restricted stock units (the “Units”) set forth in Participant’s Award Summary. Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of the Agreement and the terms of the Plan. The shares of Common Stock distributable to Participant with respect to the Units granted hereunder are referred to as the “Shares.” Participant’s Award Summary sets forth the date of grant of this award (the “Grant Date”).

2.	Vesting; Forfeiture

(a) Forfeiture if No Confidentiality and Non-solicitation Agreement on File. This RSU Award is conditioned upon the timely execution of a Confidentiality and Non-solicitation Agreement between the Company or an Affiliate and Participant, in a form acceptable to the Company (a “CNS Agreement”). If a properly executed CNS Agreement is not on file with the Company on the Grant Date, then, on or before the 60th day following the Grant Date, Participant must execute and deliver to the Company a CNS Agreement in a form satisfactory to the Company. If a CNS Agreement is not on file with the Company on or before the 60th day following the Grant Date, the Units will be immediately and irrevocably forfeited and Participant shall have no rights hereunder.

(b) Time-Based Vesting Conditions. Subject to the terms and conditions of the Agreement, the Units shall vest in installments on the date or dates set forth in the Participant’s Award Summary (each such date, a “Scheduled Vesting Date”) if Participant remains continuously employed by the Company or an Affiliate of the Company until the applicable Scheduled Vesting Date. Except as otherwise provided in the Agreement, if Participant ceases to be an employee of the Company or any Affiliate prior to an applicable Scheduled Vesting Date, all Units that have not become vested previously in accordance with the Award Summary shall be immediately and irrevocably forfeited.

(c) Vesting As a Result of Disability or Death. Notwithstanding the vesting provision contained in Section 2(b) above, and subject to the other terms and conditions of the Agreement, if Participant dies or experiences a Disability (as defined in Section 10) while in the employ of the Company or any Affiliate prior to a Scheduled Vesting Date, then the Units will not be forfeited and will be paid out in accordance with Section 3(b) hereof. Notwithstanding the foregoing, the provisions of this Section 2(c) will apply only if Participant has at all times complied with the terms of the CNS Agreement.

(d) Vesting As a Result of Participant’s Eligibility to Retire. Notwithstanding the vesting provision contained in Section 2(b) above, and subject to the terms and conditions of the Agreement, if, on the Grant Date, Participant is Eligible to Retire (as defined in Section 10), then the Units will become vested in the calendar year in which the Grant Date occurs and will be paid out in accordance with Section 3(c) hereof. If Participant is not Eligible to Retire as of the Grant Date, but has remained continuously employed by the Company or any Affiliate until Participant becomes Eligible to Retire, then the Units that are not vested as of such date will become vested in the calendar year in which Participant becomes Eligible to Retire, and will be paid out in accordance with Section 3(c). Notwithstanding the foregoing, the provisions of this Section 2(d) will apply only if Participant has at all times complied with the terms of the CNS Agreement.

(e) Vesting As a Result of Qualifying Termination. Notwithstanding the vesting provision contained in Section 2(b) above, and subject to the terms and conditions of the Agreement, if Participant has been continuously employed by the Company or any Affiliate until the date of a Qualifying Termination (as defined in Section 10), then the Units that are not vested at the time of such Qualifying Termination will not be forfeited, but instead will become vested in the calendar year in which the Qualifying Termination occurs, and will be paid out in accordance with Section 3(b) hereof. Notwithstanding the foregoing, the provisions of this Section 2(e) will apply only if Participant has at all times complied with the terms of the CNS Agreement.

(f) Forfeiture on Termination of Employment for Cause and on Breach of Confidentiality Agreement. Notwithstanding any other provisions in this Agreement, if Participant violates the terms of the CNS Agreement, all Units that have not been settled (and Shares delivered) previously shall be immediately and irrevocably forfeited. If Participant’s employment with the Company is terminated for Cause, all Units that have not been settled (and Shares delivered) previously shall be immediately and irrevocably forfeited.

(g) Special Risk-Related Cancellation Provisions. Notwithstanding any other provision of the Agreement, if at any time subsequent to the Grant Date the Committee determines, in its sole discretion, that Participant has (i) failed to comply with Company policies and procedures, including the Code of Ethics and Business Conduct, (ii) violated any law or regulation, (iii) engaged in negligent or willful misconduct, or (iv) engaged in activity resulting in a significant or material control deficiency under the Sarbanes-Oxley Act of 2002, and such failure, violation, misconduct or activity (A) demonstrates an Inadequate Sensitivity (as defined below) to the inherent risks of Participant’s business line or functional area, and (B) results in, or is reasonably likely to result in, a material adverse impact (whether financial or reputational) on the Company or Participant’s business line or functional area, all or part of the Units granted under the Agreement that have not been settled (and Shares delivered) at the time of such determination may be cancelled, and, if so cancelled, Participant will have no rights with respect to the Units. “Inadequate Sensitivity” means Participant has engaged in imprudent activities that subject the Company to risk outcomes in future periods, including risks that may not be apparent at the time the activities are undertaken.

3.	Distribution of Shares with Respect to Units

Subject to the restrictions in this Section 3, following the vesting of Units and following the payment of any applicable withholding taxes pursuant to Section 7, the Company shall cause to be issued and delivered to Participant (including through book entry) Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, as follows:

(a) Scheduled Vesting Date Distributions. As soon as administratively feasible following each Scheduled Vesting Date (but in no event later than December 31st of the year in which such Scheduled Vesting Date occurs), all Shares issuable pursuant to Units that become vested as of such Scheduled Vesting Date (and with respect to which Shares have not been distributed previously) shall be distributed to Participant.

(b) Distributions As a Result of a Qualifying Termination, Disability or Death. In the event of a Participant’s Qualifying Termination, Disability or death, all Shares issuable pursuant to Units that become vested as a result of such event (and with respect to which Shares have not been distributed previously) shall be distributed to Participant (or Participant’s estate, as the case may be) on or before March 15th of the calendar year immediately following the year in which the event occurs.

(c) Distributions As a Result of Participant’s Eligibility to Retire. If Participant is Eligible to Retire on the Grant Date, then all Units granted pursuant to this RSU Award will be settled and Shares will be distributed on or before March 15th of the calendar year immediately following the year in which the Grant Date occurs. If Participant is not Eligible to Retire as of the Grant Date, but remains continuously employed by the Company or any Affiliate until Participant becomes Eligible to Retire, then Units that have not been settled previously will be settled (and Shares will be delivered) on or before March 15th of the calendar year immediately following the year in which Participant becomes Eligible to Retire.

In the event that the number of Shares distributable pursuant to this Section 3 is a number that is not a whole number, then the number of Shares distributed shall be rounded down to the nearest whole number.

4.	Rights as Shareholder; Dividend Equivalents

Prior to the distribution of Shares with respect to Units pursuant to Section 3 above, Participant shall not have ownership or rights of ownership of any Shares underlying the Units; provided, however, that Participant shall be entitled to receive cash Dividend Equivalents on outstanding Units (i.e. Units that have not been forfeited or settled), whether vested or unvested, when cash dividends are declared by the Company’s Board of Directors on the Common Stock. Such Dividend Equivalents will be in an amount of cash per Unit equal to the cash dividend paid with respect to a share of outstanding Common Stock. For avoidance of doubt, Participant will be eligible to receive Dividend Equivalents with respect to unvested Units only if Participant remains in continuous employment with the Company or an Affiliate through the applicable dividend record date as declared by the Board. Dividend Equivalents will be paid to Participant on the same payment dates as dividends to holders of the Common Stock are paid. Dividend Equivalents are subject to income and payroll tax withholding by the Company.

5.	Restriction on Transfer

Except for transfers by will or the applicable laws of descent and distribution, the Units cannot be sold, assigned, transferred, gifted, pledged, or in any manner encumbered, alienated, attached or disposed of, and any purported sale, assignment, transfer, gift, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company. No such attempt to transfer the Units, whether voluntary or involuntary, by operation of law or otherwise (except by will or laws of descent and distribution), shall vest the purported transferee with any interest or right in or with respect to the Units or the Shares issuable with respect to the Units.

6.	Securities Law Compliance

The delivery of all or any of the Shares in accordance with this Award shall be effective only at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

7.	Income Tax Withholding

In order to comply with all applicable federal, state, local and foreign income and payroll tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Without limiting the foregoing, the Company may, but is not obligated to, permit or require the satisfaction of tax withholding obligations through net Share settlement at the time of delivery of Shares (i.e. the Company withholds a portion of the Shares otherwise to be delivered with a Fair Market Value equal to the amount of such taxes, but only to the extent necessary to satisfy certain statutory withholding requirements to avoid adverse accounting treatment under ASC 718) or through an open market sale of Shares otherwise to be delivered, in each case pursuant to such rules and procedures as may be established by the Company.

8.	Miscellaneous

(a) The Agreement is issued pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the Morgan Stanley Website at www.stockplanconnect.com (or the website of any other stock plan administrator selected by the Company in the future).

(b) The Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.

(c) Participant acknowledges that the grant, vesting or any payment with respect to this Award, and the sale or other taxable disposition of the Shares issued with respect to the Units hereunder may have tax consequences pursuant to the Code or under local, state or international tax laws. It is intended that the Award shall be exempt from Section 409A of the Code pursuant to Treasury Regulations Section 1.409A-1(b)(4), and the provisions of the Agreement and the Plan shall be construed and administered accordingly. Any amendment or modification of the Award (to the extent permitted under the terms of the Plan), will be undertaken in a manner intended to comply with Section 409A, to the extent applicable. Notwithstanding the foregoing, there is no guaranty or assurance as to the tax treatment of the Award. Participant acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the Award and its grant, vesting, amendment, or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Award, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Participant for such taxes or other items.

9.	Venue

Any claim or action brought with respect to this Award shall be brought in a federal or state court located in Minneapolis, Minnesota.

10.	Definitions

For purposes of the Agreement, the following terms shall have the definitions as set forth below:

(a) “Disability” means qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

(b) “Eligible to Retire” means a Participant is age 59-1/2 or older and has had 10 or more years of employment with the Company or its Affiliates following such Participant’s most recent date of hire by the Company or its Affiliates.

(c) “Qualifying Termination” means Participant’s termination of employment with the Company and its Affiliates by the Company for any reason other than Cause within 12 months following a Change in Control, provided that such a termination will not be a Qualifying Termination if: (i) the Company has notified Participant in writing more than 30 days prior to the Announcement Date that Participant’s employment is not expected to continue for more than 12 months following the date of such notification, and Participant’s employment is in fact terminated within such 12-month period; or (ii) Participant has announced in writing, prior to the date the Company provides a Notice of Termination to Participant, that Participant intends to terminate his or her employment. For purposes of this definition, the term Company shall be deemed to include any Person that has assumed this RSU Award (or provided a substitute award to Participant) in connection with a Change in Control.